Exhibit 10.8
*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
LEASE CONTRACT OF THE HENGLI INDUSTRIAL PARK - WAREHOUSE

Party A (Lessor): Zhuhai Free Trade Zone Minsheng Industrial Warehousing Co., Ltd.
Address: Zone A, 3rd Floor, warehousing plant 9#, Hengli Industrial Park, No. 5 land of Zhuhai Free Trade Zone
Party B (Lessee): Bowers & Wilkins Trading (Zhuhai) Co., Ltd.
Address: Warehousing-plant 11#, Hengli Industrial Park, No. 5 land of Zhuhai Free Trade Zone

Party A and Party B have concluded, through friendly consultation, the agreement on lease of the warehousing-plant building in Hengli Industrial Park in Zhuhai Free Trade Zone (Guangdong Province Real Property Title Certificate No.: C6097362) from Party A to Party B, with the terms and conditions as follows:
Article 1 Lease of the subject matter
The subject matter Party B leases is warehousing-plant 9# in Hengli Industrial Park in the No. 5 land of Zhuhai Free Trade Zone. The warehousing-plant has two cargo elevators (load capacity for each is 2,000kg) and 2 staircases. The public facilities of the warehousing-plant include: enclosure wall, gate, roads in the warehousing-plant, greenery, public lighting, water supply and drainage systems and the supporting facilities.
Article 2 Rates of rentals, management expenses and deposits
1.The lease area of Party B is 13199.55 square meters. The lease period is commencing from the date of this Contract to 31st March 2026.
2.The unit rental is […***…] for the first five years of the lease term, and the monthly rentals total […***…] yuan/month. From the sixth year of the contract, in case Party B wants to continue the lease, both parties shall have negotiation on a new rate of unit rental on the basis of the market price.
3.Party B shall pay 2-month rental, in an amount of […***…], as the deposit. Within 1 month after the termination of the lease contract between both parties, Party A shall refund the deposit to Party B if all the payments have been made by Party B. The rental deposit cannot be used to settle outstanding monthly rentals and water & electricity charges. There will be no interests on the deposit.
4.During the lease period, Party A shall provide quality services in property management. Both Party B and the property management appointed by Party A shall sign a property management contract. The management expenses for the first 5 years of the lease term will be charged at […***…] per square meter per month in accordance to “Zhuhai Property Charge Standard Rule”. Thereafter the parties shall renegotiate the management expenses.
Article 3 Terms and dates of payment of rentals, management expenses, and deposits
1.The rentals for that month shall be paid by Party B once a month, on or by the 5th day of every month. The deposits for lease and the rentals for the first month shall be paid within the same day after the signing of the lease contract. The rentals for the second month to be paid on or before 5th December 2016.
2.In case Party B fails to pay the rentals on time, Party A shall provide grace period of 10 days for Party B to pay overdue rentals. If Party B still fails to pay after the 10 days grace period, Party A then has the right to collect the normal rent and the daily arrearage in an amount equal to 5% of the rents due. If Party B needs the VAT invoice, Party B must also pay to Party A an additional 2% on the rental cost. If Party B only requires standard invoice, then Party A shall not charge additional cost.

Article 4 Power supply, water supply, and firefighting facilities
1.There is a main power distribution box on the ground floor of each building. Party A shall provide electricity transformer bearing a capacity of at least 100 kVA, 300 kVA available for future expansion and 380V industrial power to the main power distribution box. Provide according to the warehouse and office electricity needs of enterprises with the status quo.
2.Party A is responsible for extending the water supply and drainage pipes for daily life to each floor of the warehousing-plant building, which has independent men’s and women’s restrooms. The water supply and drainage pipes for production may be reconstructed according to the actual needs of Party B, on Party B's account.
3.Party A is responsible for applying for water and power supplies to the authorities concerned. Party B shall cover the expenses for the consumption of water and power (including those incurred during the period of decoration and fittings). Party B shall bear the cost of shared public consumption of water and power according to the standard. Party A shall collect the fees form Party B and pay to related departments.
4.The authorities concerned of electricity will not issue VAT invoices to enterprises, if Party B needs the VAT invoice, Party B must also pay 1% invoice cost. If Party B only requires standard invoice, then Party A shall not charge additional cost. Because the power supply department stipulates that Party A collects the fees from Party B and pays to related departments. Party B must pay the electricity be in 15 days of each month, overdue payment fines responsibility for all the consequences by Party B.
5.The warehousing-plant and fire fighting facilities provided by Party A meet and will continue to meet the standard specifications of the state authority on fire fighting. If special fire fighting application and approval are required due to Party B’s particular need/s, then Party B shall be solely responsible for same in compliance with the fire safety requirements.
Article 5 Date of hand-over
Party A has already handed over the subject matter of lease to Party B.
Article 6 Renovation and Maintenance of the houses and facilities
1.Party A shall, once and for all, hand over the warehousing-plant, facilities and equipment to Party B for acceptance and use. Party B shall finish inspection of the leased house and notify Party A in written form any problem of the leased house within 7 days after handover of the house. Otherwise, the leased house shall be deemed accepted by Party B. Once inspected and accepted by Party B, it shall be deemed that the leased property handed over by Party A complies with the terms of this Agreement.
2.In case any quality problem is found in the warehousing-plant and related facilities before the hand-over date agreed upon, Party A is responsible for repairing. Such warehousing-plant and facilities shall be handed over after Party B's acceptance.
3.Party B shall repair the facilities it has damaged (e.g. house, door and window, elevator, water and power equipment), and restore the warehousing-plant to the original status in the last month of the lease period and Party B shall be solely responsible for the removal of all construction/demolition wastes.
4.In case Party B fails to restore the warehousing-plant, Party A is responsible for the restoration, but the expenses incurred therefrom shall be deducted from the Party B's deposit. Upon the completion of the restoration, Party A shall refund the remaining deposit to Party B within 1 month. In case the deposit is not sufficient to cover the expenses of maintenance, Party B shall make payment as actually occurs; otherwise Party A will demand payment according to law.
5.During the period of the lease, Party A shall be responsible for the repair and daily maintenance in relation to the quality of the structural parts within the boundary line on the plan of the leased premises, the water penetration prevention and other important facilities. But Party B shall be responsible for the quality repairs and maintenance of other part.

Article 7 Transfer
If during the Lease Period, Party A’s ownership of the Premises is sold or mortgaged in whole or in part, Party A undertakes that the new owner, mortgagee or other third parties shall continue to comply with all the provisions of this Contract. Party B has the preemptive right to purchase the premises under the same conditions.
During the lease period, this lease contract can be transferred from Party B to Party B’s associated companies, who shall enjoy the same rights and responsibilities as Party B under this Contract. But the relevant rentals and management fees should be paid uniformly by Party B and/or the manufacturing company to be incorporated.
Article 8 Renewal of lease
In case Party B requires the renewal of lease at the end of the lease period, Party B shall give written notice to Party A six months prior to the expiry of the lease period. The parties shall enter into a new lease contract. The terms of the new lease contract shall be the same as those in this Contract, but the rent shall be further negotiated and agreed by the parties. Under the same conditions, Party B shall have the priority in renewal of lease.
Article 9 Early termination of lease
1.Party A gives Party B the right to, by 31st March 2020, decide whether to continue performing this Contract after 31st March 2021. Should Party B choose not to continue this Lease, then it shall give six months written notice to Party A. Party A shall not make a claim on Party B for breach of contract on the basis of the early termination.
2.Party B shall vacate the warehousing plant within 6 days after the termination of the lease contract, otherwise rentals shall be collected on the basis of the actual numbers of days. In case of early termination of the lease contract, the maintenance of the houses and the deposit shall be dealt with in accordance with Article 6 of this Contract.
3.Party A shall not terminate this Contract early during the first 5 years term, otherwise Party A shall make compensation to Party B regarding the design, install and construction costs of the fire system, and the design, construction and approval costs for the link between warehousing plants 9 and 11.
Article 10 Insurance and Taxation
During the Lease Period, each party shall have the right to decide for its own whether to purchase insurance for the lease property and the properties within the leased property, each party shall be liable for its own relevant costs
Article 11 Responsibilities and obligations of both parties
1.Responsibilities and obligations of Party A
i.Provides Party B with houses that can be put into normal operation at the contracted date.
ii.Inspects, maintains and repairs the equipment and facilities inside and outside of the houses, at regular intervals and on its own account.
iii.Is responsible for the annual inspection of the equipment and public facilities provided by Party A and the normal property management in the industrial park.
iv.Timely repairs the equipment and facilities provided by Party A in case of any problem. But Party A shall charge the cost of maintenance for the damages due to Party B's fault or poor safekeeping.
v.During the lease period, Party A does not need to obtain the consent of Party B before transferring the ownership of the leased warehousing-plant to a third party, but Party A shall notify Party B of the transfer of the ownership. Subject to Party B's pre-emptive right in Article 7.

2.Responsibilities and obligations of Party B
i.Pays the rentals and management expenses on time, and pays the deposit for lease according to the provisions of the contract.
ii.Party B shall not conduct any illegal activities in the leased houses.
iii.Properly uses and protects the leased houses and the related equipment and facilities. Party B is responsible for the maintenance and restoration of the warehousing-plant, equipment and facilities in case of damages resulting from Party B's improper use and poor safekeeping. For the damages to the warehousing-plant, equipment and facilities resulting from force majeure or other causes beyond the control of Party B, Party B bears no responsibility.
iv.Party B shall observe and obey the relevant property management regulations of Party A.
v.Party B shall not alter the construction structure of the warehousing-plant, water supply and discharge facilities, power supply facilities, fire-fighting facilities, etc or their functions. In case Party B wants to conduct fitment (including installation of air-conditioner and anti-theft net), it shall give a prior notice in written to Party A, along with the proposal of fitment and reconstruction (the proposal shall be in conformity with fight fighting requirements). Party B may only conduct the construction upon the written approval of Party A. In case of any accident arising from the construction conducted by Party B without authorization and not in conformity with the standards of design, Party B shall bear all the economic loss and legal responsibility thereof.
vi.Party B shall use shared parts such as wails, roads, green belts and space outside the warehousing-plant in accordance with the requirements of planning. The above-mentioned shared parts shall be mutually respected and properly used. Party B shall not conduct any construction around the warehousing-plant or on the roof of the building.
vii.Party B shall not stop other people from using the shared transformer and distribution facilities.
viii.Party B shall give Party A cooperation and necessary assistance for the maintenance and repair by Party A.
ix.Party B is able to transfer the lease or sub lease the premises to the associated companies of Party B. If Party B leases or sub-leases to any other third party, it shall obtain prior approval by Party A. Party A shall not unreasonably withhold consent. The relevant rentals and management fees should be paid uniformly by Party B and/or the manufacturing company to be incorporated.
x.Party B should remove their own property in 6 days when contract expires, overdue Party A is deemed that Party B gives up automatically.
Article 12 Supplementary provisions
1.Legal contents of this contract are subject to those written in Chinese language. Both parties shall be bound by this contract. In case either party commits a breach of this contract, the other party shall have the right to lodge a claim of loss or even cancel the contract.
2.This Lease Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China. In case of any dispute resulting from the execution of this contract, both parties shall make the settlement through friendly negotiation. If the settlement cannot be reached between both parties, both sides agreed to submit to the People’s Court of Zhuhai.
3.Party B shall provide one copy of its business license issued by the commerce and industry authority as the appendix of this contract.

4.This contract shall come into force upon the signing and sealing of the authorized representatives of both parties. This contract is made in duplicate with each party holding one copy. Neither party shall alter the content of this contract without the written consent of both parties. The alteration of this contract and confirmation of the issues which are not listed in this contract shall be concluded in supplementary agreement. The supplementary agreement shall be an integral part of this contract and equally effective.
5.Any notice under this Contract shall be in writing and shall be delivered by hand to or sent by regular prepaid post to the relevant party at its address set out at the head of in this Contract. Any such notice shall be treated as received when delivered, if by hand, or two working days after posting, if sent by regular prepaid post.

Party A: Zhuhai Free Trade Zone Minsheng Industrial Warehousing Co., Ltd. Signature: /s/ Zhuhai Free Trade Zone Minsheng Industrial Warehousing Co., Ltd	Party B: Bowers & Wilkins Trading (Zhuhai) Co., Ltd. Signature: /s/ Bowers & Wilkins Trading (Zhuhai) Co., Ltd.
Date of signing: November 1, 2016 Location of signing: Xiangzhou District, Zhuhai City